EXHIBIT 99.1

Tuesday, April 25, 2017

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces First Quarter Net Income

West Point, Va., April  25, 2017—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported net income of $2.7 million for the first quarter of 2017, or $0.78 per common share assuming dilution, compared with $2.5 million, or $0.72 per common share assuming dilution, for the first quarter of 2016.

The Corporation’s annualized returns on average common equity (ROE) and on average assets (ROA) for the first quarter of 2017 were 7.86 percent and 0.76 percent, respectively, compared to 7.51 percent and 0.71 percent, respectively, for the first quarter of 2016.  The increases in ROE and ROA for the first quarter of 2017, compared to the first quarter of 2016, resulted from higher earnings.

“In addition to earnings improvement during the first quarter of 2017, we are excited to announce the expansion of C&F Bank’s retail branch network,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “We expect to open our 26th branch in the third quarter of 2017, which will be located in downtown Charlottesville, Virginia. The Bank began its entry into the Charlottesville market last year with the opening of a commercial lending center, which has been very successful. Since that time, we selected an initial branch location adjacent to our commercial lending offices and we obtained the required regulatory approval for the new branch. Renovations of the existing space are underway and we have begun recruiting an experienced retail branch team. Our Charlottesville branch design will incorporate many features of our digital platform from which we plan to create a prototype for future locations.”

“Net income for the first quarter of 2017 exceeded the first quarter of 2016, and the retail banking segment continued its earnings momentum into 2017,” said Tom Cherry, President of C&F Financial Corporation. “Net income for the first quarter of 2017 for the retail banking segment increased 37 percent over the first quarter of 2016, driven by an average annualized loan growth rate of 8.3 percent over the fourth quarter of 2016. The consumer finance segment benefited from organic loan growth, a decline in the provision for losses and lower personnel costs and operating expenses during the first quarter of 2017, as compared to the first quarter of 2016. However, these positive factors for the consumer finance segment were more than offset by a decline in net interest income caused by lower loan yields and higher-cost variable-rate borrowings. The mortgage banking segment benefited from higher loan originations and sales during the first quarter of 2017, as compared to the first quarter of 2016; however, the upfront expenses associated with this segment’s expansion in Chesapeake, Virginia, which began in the fourth quarter of 2016, contributed to a slight decline in earnings. However, we  believe that this expansion will ultimately make a more significant contribution to production during 2017.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $1.8 million for the first quarter of 2017, compared to net income of $1.3 million for the first quarter of 2016.

Positive factors influencing net income of the retail banking segment for the first quarter of 2017 include: (1) the effect of loan growth on interest income, as average loans at C&F Bank increased $72.7  million or 11.7 percent during the first quarter 2017 over the first quarter 2016, (2) an increase in service charge income, and (3) a lower cost of borrowings resulting from the maturity and restructuring of a portion of the Bank’s higher-rate FHLB advances, which occurred in the third quarter of 2016. Partially offsetting these positive factors were (1) a decline in the yield on the investment portfolio due to replacing matured and called securities with lower-yielding securities and (2) higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, growing its commercial lending teams, expanding its product offerings and promoting brand awareness.

The first quarter results of 2017 and 2016 for the retail banking segment included the acquisition accounting adjustments recorded in connection with the 2013 acquisition of Central Virginia Bank. The net accretion attributable to these adjustments was $324,000 ($214,000 net of taxes) for the first quarter of 2017, compared to $312,000 ($206,000 net of taxes) for the first quarter of 2016.

C&F Bank’s total nonperforming assets were $9.1 million at March  31, 2017, compared to $4.4 million at December 31, 2016. Nonperforming assets at March  31, 2017 included $8.7 million in nonaccrual loans, compared to $4.2 million at December 31, 2016, and $376,000 in other real estate owned (OREO), compared to $195,000 at December 31, 2016.  The increase in nonaccrual loans during the first quarter of 2017 was due primarily to two commercial relationships totaling $6.5 million. One of these relationships totaling $4.6 million was restructured during the first quarter of 2017 and is reported in troubled debt restructurings (TDR) at March 31, 2017. The second relationship totaling $1.9 million has been restructured and classified as a TDR subsequent to March 31, 2017. Both of these relationships were previously identified as problem credits and classified accordingly. Specific reserves have also been established, which management believes are adequate to absorb probable losses on these loans. The OREO increase during the first quarter of 2017 was primarily due to the transfer of two residential properties to OREO.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $297,000 for the first quarter of 2017, compared to net income of $322,000 for the first quarter of 2016.

As previously mentioned, the mortgage banking segment began an expansion in Chesapeake, Virginia in the fourth quarter of 2016. This expansion contributed to both (1) higher loan production during the first quarter of 2017, which increased in total at the mortgage banking segment 35.7 percent over the first quarter of 2016 and resulted in higher gains on sales of loans, and (2) higher fixed personnel and overhead costs, which resulted in a slight decline in earnings during the first quarter of 2017.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $942,000 for the first quarter of 2017, compared to net income of $1.1 million for the first quarter of 2016.

The decline in net income for the first quarter of 2017, compared to the first quarter of 2016, was principally due to net interest margin compression with (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since March 31, 2016. Partially offsetting the negative effects of rates on net interest income was organic loan growth, which increased average loans $9.3 million during the first quarter of 2017, as compared to the first quarter of 2016. C&F Finance implemented a scorecard model in 2016 that is providing underwriting efficiencies and generating more competitive pricing, which, along with personnel additions in certain major markets, contributed to loan growth since March 31, 2016.

The results of the consumer finance segment included a $4.3 million provision for loan losses for the first quarter of 2017, compared to $4.6 million for the first quarter of 2016. The annualized net charge-off ratio for the first quarter of 2017 was 6.11 percent, compared to 6.19 percent for the first quarter of 2016.  The allowance for loan losses to total loans increased to 8.41 percent at March 31, 2017, compared to 8.40 percent at December 31, 2016. At March 31, 2017, total delinquent loans as a percentage of total loans declined to 3.00 percent from 5.15 percent at December 31, 2016, but increased from 2.83 percent at March 31, 2016. At March 31, 2017, repossessed assets totaled $2.1 million, compared to $3.1 million at December 31, 2016, and $1.9 million at March 31, 2016. If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, or if the consumer finance segment continues to grow its loan portfolio, the segment may need to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $330,000 for the first quarter of 2017, compared to a net loss of $249,000 for the for the first quarter of 2016.    The higher net loss during the first quarter of 2017, compared to the first quarter of 2016, included lower earnings at the Corporation’s wealth management subsidiary due to costs associated with the addition of a new wealth management group in Williamsburg and Newport News, Virginia beginning in the fourth quarter of 2016.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 33 cents per share during the first quarter of 2017, which was paid on April 1, 2017.  This dividend equates to a payout ratio of 42.3 percent of first quarter of 2017 earnings per share.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements,  and expected future earnings.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $51.00 per share on April  24, 2017.  At March 31, 2017, the book value of the Corporation was $40.56 per common share.

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives including personnel additions, expansion into new markets, development of our digital platform and the utilization of scorecard models, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, trends with respect to the levels of nonperforming assets and TDRs and expenses associated with nonperforming assets, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	3/31/2017	12/31/2016	3/31/2016
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$108,567	$90,309	$140,765
Investment securities - available for sale, at fair value	213,079	210,026	216,256
Loans held for sale, at fair value	41,277	52,027	25,426
Loans, net:
Retail Banking segment	688,162	680,993	621,183
Mortgage Banking segment	2,648	2,677	2,872
Consumer Finance segment	273,283	276,492	265,117
Restricted stocks, at cost	3,443	3,403	3,403
Total assets	1,464,464	1,451,992	1,404,824
Deposits	1,132,524	1,119,921	1,075,088
Repurchase agreements	18,561	17,363	17,538
Borrowings	147,212	147,204	156,177
Shareholders' equity	141,386	139,214	133,404

*Derived from audited consolidated financial statements.

	For The
	Quarter Ended
Results of Operations	3/31/2017	3/31/2016
	(unaudited)
Interest income	$22,021	$21,965
Interest expense	2,270	2,262
Provision for loan losses:
Retail Banking segment	100	-
Mortgage Banking segment	-	-
Consumer Finance segment	4,300	4,600
Noninterest income:
Gains on sales of loans	1,943	1,730
Other	4,203	3,433
Noninterest expenses:
Salaries and employee benefits	10,669	10,171
Other	7,176	6,919
Income tax expense	921	692
Net income	2,731	2,484
Earnings per common share - assuming dilution	0.78	0.72
Earnings per common share - basic	0.78	0.72

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,382	20,230
Interest income on securities-FTE	1,888	2,087
Total interest income-FTE	22,479	22,494
Net interest income-FTE	20,209	20,232

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The
	Quarter Ended
Segment Information	3/31/2017	3/31/2016
	(unaudited)
Net income - Retail Banking	$1,822	$1,329
Net income - Mortgage Banking	297	322
Net income - Consumer Finance	942	1,082
Net loss - Other and Eliminations	(330)	(249)
Mortgage loan originations - Mortgage Banking	141,097	103,972
Mortgage loans sold - Mortgage Banking	151,847	122,546

	For The
	Quarter Ended
Average Balances	3/31/2017	3/31/2016
	(unaudited)

Interest-bearing deposits in other banks	$107,092	$140,038
Investment securities - available for sale, at amortized cost	208,638	211,609
Loans held for sale, at fair value	29,685	28,578
Loans:
Retail Banking segment	692,821	620,117
Mortgage Banking segment	3,258	3,482
Consumer Finance segment	299,310	289,966
Restricted stocks, at cost	3,407	3,348
Total earning assets	1,344,211	1,297,138
Total assets	1,441,103	1,397,456

Time, checking and savings deposits	892,237	867,894
Borrowings	164,747	175,563
Total interest-bearing liabilities	1,056,984	1,043,457
Demand deposits	220,732	198,424
Shareholders' equity	139,006	132,327

Asset Quality	3/31/2017	12/31/2016	3/31/2016
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased loans	$640,787	$629,523	$556,220
Purchased performing loans[1]	51,024	53,329	63,362
Purchased credit impaired loans[1]	7,409	9,256	12,770
Total loans	$699,220	$692,108	$632,352

Nonaccrual loans[2]	$6,627	$4,039	$5,359
Purchased performing-nonaccrual loans[3]	2,076	196	248
Total nonaccrual loans	8,703	4,235	5,607
Other real estate owned (OREO)[4]	376	195	1,194
Total nonperforming assets[5]	$9,079	$4,430	$6,801

Accruing loans past due for 90 days or more[6]	$1,406	$6	$237

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$9,210	$4,964	$5,402
Purchased performing TDRs[7]	846	861	260
Total TDRs	$10,056	$5,825	$5,662

Allowance for loan losses (ALL)	$11,058	$11,115	$11,169
Nonperforming assets to loans and OREO	1.30%	0.64%	1.07%
ALL to total loans, excluding purchased credit impaired loans	1.60%	1.63%	1.80%
ALL to total nonaccrual loans	127.06%	262.46%	199.19%
Annualized net charge-offs (recoveries) to average loans	0.09%	(0.02)%	(0.10)%

Mortgage Banking
Nonaccrual loans	$41	$41	$41
Total Loans	$3,246	$3,275	$3,470
ALL	$598	$598	$598
Nonperforming loans to total loans	1.26%	1.25%	1.18%
ALL to loans	18.42%	18.26%	17.23%

Consumer Finance
Nonaccrual loans	$384	$565	$184
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$298,361	$301,845	$289,188
ALL	$25,078	$25,353	$24,071
Nonaccrual loans to total loans	0.13%	0.19%	0.06%
ALL to total loans[8]	8.41%	8.40%	8.32%
Annualized net charge-offs to average total loans[9]	6.11%	5.59%	6.19%

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.7 million at 3/31/17, $2.9 million at 12/31/16 and $3.7 million at 3/31/16. The remaining discount for the purchased credit impaired loans was $10.1 million at 3/31/17, $10.5 million at 12/31/16 and $11.7 million at 3/31/16.

[2]	Nonaccrual loans include nonaccrual TDRs of $4.7 million at 3/31/17, $2.0 million at 12/31/16 and $2.4 million at 3/31/16.
[3]	Purchased performing-nonaccrual loans are presented net of the remaining interest and credit marks totaling $188 at 3/31/17, $137 at 12/31/16 and $238 at 3/31/16.

[4]	OREO is recorded at its estimated fair value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $194 at 3/31/17, zero at 12/31/16 and $235 at 3/31/16.
[7]	Purchased performing TDRs are accruing and are presented net of the remaining interest and credit marks totaling $10 at 3/31/17, $11 at 12/31/16 and $8 at 3/31/16.
[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by 11 basis points at 3/31/17, 14 basis points at 12/31/16 and 27 basis points at 3/31/16.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the net charge-off ratio by 23 basis points for the quarter ended 3/31/17, 38 basis points for the year ended 12/31/16 and 55 basis points for the quarter ended 3/31/16.

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/2017	3/31/2016
	(unaudited)
Annualized return on average assets	0.76%	0.71%
Annualized return on average common equity	7.86%	7.51%
Annualized net interest margin	6.09%	6.28%
Dividends declared per common share	$0.33	$0.32
Weighted average common shares outstanding - assuming dilution	3,483,323	3,449,739
Weighted average common shares outstanding - basic	3,483,007	3,448,630
Market value per common share at period end	$46.30	$38.20
Book value per common share at period end	$40.56	$38.64
Price to book value ratio at period end	1.14	0.99
Price to earnings ratio at period end (ttm)	11.72	10.52

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	3/31/2017			3/31/2016
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,368	$14	$20,382	$20,206	$24	$20,230
Interest income on securities	1,444	444	1,888	1,582	505	2,087
Total interest income	22,021	458	22,479	21,965	529	22,494
Net interest income	19,751	458	20,209	19,703	529	20,232

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”